Exhibit a.2

                 OAK RIDGE FUNDS, INC.
                Articles Supplementary


          Oak Ridge Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore
City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:    The Board of Directors of the
Corporation on January 7, 1999 approved the classification of Fifty Million (50,000,000) shares of the Corporation's authorized but unissued and unclassified common stock as the Class A shares of the Oak Ridge Large Cap Equity Fund (the "Large Cap Fund") series and Fifty Million (50,000,000) shares of the Corporation's authorized but unissued and unclassified common stock as the Class C shares of the Large Cap
Fund series.

          SECOND:   The Class A and Class C shares of
the Large Cap Fund series as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally, and to the following:
The Class A and Class C shares of the Large Cap Fund series shall be invested in a common investment portfolio, together with the shares of any other class of the Large Cap Fund series hereafter established, and the assets, liabilities, income, expenses, dividends and related liquidation rights of the various classes of the shares of the Large Cap Fund series shall be allocated among the various classes of the series in such manner as shall be determined by the Board of Directors of the Corporation in accordance with law.

          THIRD:    The Class A and Class C shares of
the Large Cap Fund series aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

          FOURTH:   These Articles Supplementary will
become effective at 12:01 a.m. on March 1, 1999.

          IN WITNESS WHEREOF, Oak Ridge Funds, Inc. has caused these Articles Supplementary to be signed as of the 12th day of February, 1999 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.



Witness:                           Oak Ridge Funds, Inc.


/s/ John Peters                    /s/ Samuel Wegbreit
-----------------                  -----------------------
John Peters                        Samuel Wegbreit
Secretary                          Chairman of the Board